EXHIBIT 99.2

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of the 2nd day of October, 2012, by and between KCM, LLC, a Delaware limited liability company (“KCM”), and Martin Resource Management Corporation, a Texas corporation (the “Company”). Except as otherwise indicated herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Securities Repurchase and Settlement Agreement, dated October 2, 2012 (the “Repurchase and Settlement Agreement”), among KCM, the Company, Scott D. Martin, an individual resident of the State of Texas (“Martin”), and SKM Partnership, Ltd., a Texas limited partnership (“SKM”; and together with Martin, the “Martin Parties”).

WHEREAS, KCM, the Company and the Martin Parties have entered into the Repurchase and Settlement Agreement, which provides for, among other things, the conveyance by the Company or an Affiliate of the Company to KCM or its designated Affiliate, on the Closing Date, free and clear of all Encumbrances, One Million Five Hundred Thousand (1,500,000) common units of limited partnership interests (the “Common Units”) of Martin Midstream Partners, L.P., a Delaware limited partnership (“MMLP”); and

WHEREAS, the Repurchase and Settlement Agreement provides that KCM shall have the right and ability to sell or transfer the Common Units, at any time and from time to time following the Closing Date, without any restrictions or limitations other than pursuant to restrictions set forth in this Agreement; and

WHEREAS, in order to induce each of KCM and the Company to enter into the Repurchase and Settlement Agreement and to induce the Company (or an Affiliate of the Company) to convey the Common Units to KCM and to induce KCM to accept the Common Units from the Company (or an Affiliate of the Company) pursuant to the terms of the Repurchase and Settlement Agreement, KCM and the Company are entering into this Agreement.

NOW, THEREFORE, in consideration of the transactions provided for in the Repurchase and Settlement Agreement and the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. Resale Restrictions.

(a) KCM agrees that, during the period commencing on the Closing Date and ending on the date that is six months after the Closing Date (the “Lock-Up Period”), KCM will not offer, sell, contract to sell, pledge, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise transfer or dispose of, directly or indirectly, any of the Common Units, or any securities convertible into or exercisable or exchangeable for the Common Units, unless KCM has obtained the Company’s prior written consent; provided, that the restrictions set forth in this Section 1(a) shall not apply to any sale or other transfer of the Common Units to (i) the Company or any of its Affiliates (including MMLP) or (ii) any Affiliate of KCM in which such Affiliate agrees in writing prior to the transfer to be bound by the provisions of this Agreement as fully as KCM.

(b) KCM agrees that, for a period commencing on the first day following the expiration of the Lock-Up Period and ending on the one-year anniversary of the Closing Date, KCM will not sell more than 50,000 Common Units per week except for Block Trades; provided, that the restrictions set forth in this Section 1(b) shall not apply to any sale or other transfer of the Common

Units to (i) the Company or any of its Affiliates (including MMLP) or (ii) any Affiliate of KCM in which such Affiliate agrees in writing prior to the transfer to be bound by the provisions of this Agreement as fully as KCM. For purposes of this Agreement, the term “Block Trade” shall mean any sale of 100,000 or more Common Units in a single transaction to a third party in a transaction not executed over a stock exchange so long as neither party makes any public announcement, filing or report unless required by law. In the case of a Block Trade of 300,000 or more Common Units to any one third party (or any Affiliate of such third party), the purchaser must agree in writing to be bound by the provisions of this Agreement (excluding the provisions of Section 1(a) and Section 2).

(c) KCM agrees that, without the Company’s prior written consent, neither KCM nor any Affiliate of KCM shall knowingly offer, sell, contract to sell, pledge, grant any option or contract to purchase, purchase any option or contract to sell, or otherwise transfer, directly or indirectly, any of the Common Units, or any securities convertible into or exercisable or exchangeable for the Common Units, to the Martin Parties, whether during or after the Lock-Up Period.

(d) The restrictions on transfer set forth in Sections 1(a) and 1(b) shall terminate immediately and be of no further force or effect upon the earliest to occur of (i) a breach by the Company of any its representations, warranties, covenants, obligations or agreements in this Agreement or the Repurchase and Settlement Agreement, provided that KCM shall give written notice of such breach to the Company and the Company shall have ten days to cure such breach, (ii) the failure by MMLP to timely file with the SEC, pursuant to SEC rules promulgated under the Exchange Act, any of its periodic reports on Forms 10-Q or 10-K, subject to the filing extensions provided for in Rule 12b-25 under the Exchange Act, (iii) the occurrence of a Change in Control Event; provided that, for purposes of the definitions of “Change in Control Event” and “Incumbent Holders” as used or interpreted in this Section 1(d), the references to the “Company” shall be deemed to be references to either “MMLP” or the “Company” and shall not refer exclusively to a Change in Control Event involving the Company, (iv) the delisting of MMLP’s common units from the Nasdaq Stock Market or any other national securities exchange on which such common units are listed, (v) the sale or transfer by MMLP, directly or indirectly, on or after the Closing Date of more than 4,000,000 common units of MMLP, or securities convertible into or exercisable or exchangeable for more than 4,000,000 common units of MMLP, in a capital raising transaction, or (vi) any sale or transfer, or the entry into a contract for the sale or transfer, of any of the MRMC Units, or any securities convertible into or exercisable or exchangeable for the MRMC Units, on or after the Closing Date, except for sales or transfers to and among the Company and Affiliates of the Company. “MRMC Units” means the common units of MMLP that are owned by the Company or any of its subsidiaries (excluding common units held in treasury by MMLP) as of the Closing Date, but excluding the Common Units to be transferred by the Company to KCM at Closing. Furthermore, notwithstanding anything in this Agreement to the contrary, the restrictions on transfer set forth in Sections 1(a) and 1(b) shall not apply to any sale of the Common Units in an Underwritten Offering.

(e) KCM agrees and consents to the entry of stop transfer instructions with MMLP’s transfer agent and registrar relating to the transfer of the Common Units by KCM except in compliance with the restrictions described in this Section 1. Promptly following the expiration or early termination of the Lock-Up Period, the Company agrees to cause MMLP’s transfer agent and registrar to remove any transfer restrictions on the Common Units and any restrictive legends that appear on the KCM Certificate as soon as is reasonably practicable. The “KCM Certificate” means the common unit certificate that is issued to KCM at or promptly following Closing in exchange for the Common Unit Certificate pursuant to Section 1.4(a) of the Repurchase and Settlement Agreement, as well as any common unit certificate that is subsequently issued in exchange therefor.

2. Indemnification.

(a) The Company will indemnify and hold harmless KCM, each of KCM’s Affiliates, and each of their respective employees, agents and representatives (each, a “Covered Party”) against any and all losses, claims, damages, expenses or liabilities, joint or several, to which such Covered Party may become subject, under the Securities Act, the Exchange Act or otherwise, including any amounts paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened (“Losses”), insofar as such Losses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the S-3 Registration Statement, the Prospectus Supplement, or any amendment or supplement thereto, any “issuer free writing prospectus” (as defined in Rule 433 under the Securities Act) that is filed or required to be filed by MMLP with the SEC, or any other document filed or required to be filed by MMLP with the SEC pursuant to the Securities Act or the Exchange Act that is incorporated, or is required to be incorporated, by reference into the S 3 Registration Statement pursuant to Item 12 of Form S-3, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Covered Party for any legal or other expenses reasonably incurred by such Covered Party in connection with investigating, preparing or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable in any such case to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus Supplement in reliance upon and in conformity with written information furnished to the Company by KCM expressly for use therein.

(b) KCM will indemnify and hold harmless the Company and each of its Affiliates (each a “Company Covered Party”) against any and all Losses to which such Company Covered Party may become subject, under the Securities Act or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Prospectus Supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Prospectus Supplement in reliance upon and in conformity with written information furnished to the Company by KCM expressly for use therein; and will reimburse the Company Covered Party for any legal or other expenses reasonably incurred by such Company Covered Party in connection with investigating or defending any such action or claim as such expenses are incurred.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document with the same force and effect as though both parties to this Agreement had executed the same document. The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic copies (such as .pdf copies) shall constitute effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes. Signatures of the parties hereto transmitted by facsimile or electronic mail shall be deemed to be the original signatures for all purposes.

5. Captions; Articles and Sections; Construction. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Sections shall mean and refer to the referenced Sections of this Agreement. Where the context so requires or permits, the use of singular form includes the plural, and the use of the plural form includes the singular, and the use of any gender includes any and all genders. The words “hereof,” “herein,” and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms “including,” “included,” “such as,” or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

6. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY TO THIS AGREEMENT, BY EXECUTION HEREOF, KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION TO ENFORCE THIS AGREEMENT OR SEEK A REMEDY RESULTING FROM A BREACH OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE PARTIES TO ENTER INTO AND ACCEPT THIS AGREEMENT.

7. Entire Agreement. This Agreement, together with the Repurchase and Settlement Agreement (including the schedules and exhibits attached thereto, and including the documents, agreements and instruments referred to therein or executed in connection with the Repurchase and Settlement Agreement), and the transactions provided for herein and therein constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. No covenant or condition not expressed or contemplated in this Agreement or the Repurchase and Settlement Agreement shall affect or be effective to interpret, change or restrict this Agreement. Any term of this Agreement may be amended only with the mutual written consent of each of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the undersigned as of the date and year first above written.

KCM, LLC

By:	Keeneland Capital, LLC
Its:	Managing Member

By:	/s/ A. Wellford Tabor
A. Wellford Tabor, Its Member

SIGNATURE PAGE TO LOCK-UP AGREEMENT

MARTIN RESOURCE MANAGEMENT CORPORATION

By:	/s/ Robert D. Bondurant
Robert D. Bondurant, Executive Vice President

SIGNATURE PAGE TO LOCK-UP AGREEMENT